Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Arteris, Inc. of our report dated March 7, 2022, relating to the consolidated financial statements of Arteris, Inc. (the “Company”) appearing in the Annual Report Form 10-K of the Company for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

San Francisco, California

November 8, 2022